EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of June, 2011, by and between Subaye, Inc., a Delaware corporation (the “Company”), and Alexander Holtermann (the “Executive”).

1.   Employment and Term.  Subject to the terms and conditions of this Agreement, and unless earlier terminated as permitted hereby, the Company hereby employs the Executive, and the Executive accepts employment, beginning May 12th, 2011. The Executive’s term of employment with the Company shall be three years (the “Initial Period”), which term shall be automatically extended for a two-year period thereafter (together with the Initial Period, the “Term”) unless notice shall be given in writing by the Executive that he desires to terminate this Agreement and the employment of the Executive hereunder.

2.   Position and Responsibilities.  During the Term, the Executive shall serve as the Chief Executive Officer and President and a member of the Board of Directors of the Company.  The Executive shall be responsible for such duties as are commensurate with those capacities and as may from time to time be reasonably assigned to the Executive by the Board of Directors of the Company.

3.   Compensation.

3.1   Salary.  During the Term, the Company shall pay to the Executive, in semi-annual installments beginning at the start of the Initial Period (or at such other intervals as the Company may determine), a salary at the annual rate of US$80,000 (“Salary”).  The Executive’s Salary shall be reviewed by the Compensation Committee of the Board of Directors once at the end of each calendar year, beginning with the end of 2011.  Any adjustment in Salary shall be at the sole discretion of the Company.

3.2   Sign-On Bonus.  The Executive shall be entitled to a one-time only sign-on bonus of 150,000 shares of the Company’s common stock, par value $0.001.

3.3   Annual Bonus.  For each fiscal year during the Term, the Executive shall be entitled to an annual bonus of a minimum of 100,000 shares of the Company’s common stock, par value $0.01, as determined by the Board of Directors in its sole discretion.  Bonuses shall be paid within 60 days after the completion of the audited financial statements for the applicable fiscal year.

3.4   Reimbursement of Expenses.  The Executive shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of her duties hereunder.  The Executive shall prepare a budget or budgets for anticipated expenses if requested by the Company and shall submit on a timely basis itemized accounts of expenses incurred, together with vouchers or receipts for individual items, in such form as the Company may from time to time require.  The Company shall make expense reimbursement payments within a reasonable time following receipt of such evidence.

3.5   Participation in Benefit Plans.  The Executive shall be entitled to participate in all benefit plans, including medical plans, established from time to time by the Company for its employees generally.  Nothing contained herein shall be deemed to require the Company to establish or maintain any benefit plan in effect from time to time.  The Company shall endeavor to put in place as promptly as practicable a health benefit program for its employees.  Until such health program is established, the Executive shall be reimbursed for all personal private health insurance premiums.

3.6   Housing Allowance.  The Executive shall be entitled to receive an annual housing allowance of US$30,000.

4.   Termination.   The Company shall not have the right to terminate this Agreement and the Executive’s employment hereunder prior to the expiration of the Initial Period (or any extended period if then applicable) unless the Executive shall have been convicted of theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude. The Company shall have no obligations to the Executive for any period subsequent to the effective date of any such termination, except for the payment of salary, bonus and benefits earned prior to such termination, and the Executive’s right to indemnification with respect to claims arising out of or related to the business of the Company. The Company shall not be entitled to terminate this Agreement or the Executive's employment prior to expiration of the Initial Period (or any extended period if then applicable) for any reason other than as set forth above in this Section 4.

5.   Employability.

5.1   The Executive represents and warrants to the Company as follows: (i) the Executive has the legal capacity and unrestricted right to execute and deliver the Agreement and to perform all of the Executive’s obligations hereunder; (ii) the execution and delivery of this Agreement by the Executive and the performance of the Executive’s obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Executive is a party or by which he is or may be bound or subject; (iii) the Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information (except as previously disclosed in writing by the Executive to the Company) or the provision of any employment, consulting or other services; and (iv) the Executive is not otherwise subject to a restrictive covenant or other agreement or arrangement which would prohibit or restrict or affect her employment with the Company.

5.2   If the Executive learns or becomes aware or is advised that his representations and warranties are incorrect in any respect, the Executive shall immediately notify the Company of the same.

6.   Confidentiality.

6.1   Use of Confidential Information.  The Executive understands and agrees that, as a result of his employment with the Company, he will become informed of, and will have access to, confidential information of the Company, including, without limitation, the contents of this Agreement, inventions, trade secrets, technical information, know-how, formulae, plans, marketing plans and information, pricing and other financial information and the identities of customers, prospective customers and suppliers.  The Executive agrees that such information, even though it may be developed or otherwise acquired by the Executive, is the exclusive property of the Company to be held by the Executive in a fiduciary capacity and solely for the Company’s benefit.  The Executive shall not at any time, either during or after the Term, use or disclose to any person, company or other entity, any of the Company’s confidential information without the prior written consent of the Company, except on behalf of the Company in connection with the Company’s business, and except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Executive.  Upon the termination of this Agreement for any reason, the Executive shall promptly deliver to the Company all manuals, computer databases, disks, letters, notes, notebooks, reports, documents and copies thereof, in whatever form, and all other materials, including, without limitation, those of a secret or confidential nature, relating to the business of the Company which are in the Executive’s possession or control.

6.2   Remedies and Survival.  Because the Company does not have an adequate remedy at law to protect its interest in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, the Company shall be entitled to injunctive relief, without the need to post a bond of any amount, in addition to such other remedies and relief that would be available to the Company.  The provisions of this Section 6 shall survive any termination of the Executive’s employment with the Company.

7.   Indemnification.  In the event the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, the Company shall indemnify and hold the Executive harmless against all expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding, provided that the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful.

8.   Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes any other prior or contemporaneous agreements or understandings with respect to such subject matter and shall not be modified or terminated except by another agreement in writing executed by the Company and the Executive.  Any waiver or consent from the Company with respect to any term or provision of this Agreement shall be effective only in the specific instance and shall not be deemed to be a further waiver or consent, no matter the frequency of the waiver or consent.  In the event that the Company fails to enforce or delays enforcing any provision of this Agreement or power, right, or remedy, the failure shall not affect the Company’s right to enforce any such term or provision in the future.

9.   Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

10.   Successors and Assigns.  The Executive shall not have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the Company; provided, however, that, upon (a) the sale or transfer of all or substantially all of the assets and business of the Company to another party, (b) the merger or consolidation of the Company with or into another company or (c) the conversion of the Company into a corporate or other non-corporate entity other than by a merger, consolidation or other combination, this Agreement shall inure to the benefit of, and be binding upon, both the Executive and the successor to the Company in such transaction or conversion, in the same manner and to the same extent as though such successor were the Company.

11.   Construction.  The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof.  References in this Agreement to Sections are to the sections of this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12.   Governing Law. This Agreement is governed, construed and interpreted in accordance with the laws of Hong Kong, without giving effect to principles of choice of law or conflict of laws.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

Subaye, Inc.

By:	/s/ Larry Schafran
	Name:	Larry Schafran
	Title:	Authorized Agent

Executive

/s/ Alexander Holtermann
Alexander Holtermann